Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports Record Second Quarter 2012 EPS of $0.63, an

Increase of 34% Over Second Quarter 2011

—Strong Performance Driven By Increased Sales and Record Gross Margin Rate —

—Company Delivers Positive Comp Performance in all Channels of the Ann Taylor and LOFT Brands —

—Operating Income Increases 27% —

—Company Raises Outlook for Fiscal 2012 —

New York, NY, August 17, 2012 – ANN INC. (NYSE: ANN) today reported results for the fiscal second quarter of 2012, ended July 28, 2012. The Company also provided its outlook for the third quarter and raised its outlook for the full year of fiscal 2012.

For the fiscal second quarter of 2012, the Company reported earnings per diluted share of $0.63, an increase of 34 percent compared with earnings per diluted share of $0.47 in the second quarter of 2011.

Kay Krill, President and Chief Executive Officer, commented, “We are extremely pleased with ANN INC.’s record earnings per share of $0.63 this quarter, up 34% over last year. Our outstanding results were driven by a seven percent increase in sales, including a comparable sales increase of five percent, a record gross margin rate of 56 percent and a 27 percent increase in operating income.

“At the Ann Taylor brand, performance accelerated significantly from the first quarter, reflecting stronger sales and profitability, including positive comps in the Ann Taylor stores channel and continued profitable growth in the e-commerce and factory outlet channels. LOFT also delivered excellent sales and profitability results, including strong margin and continued solid comp growth on top of last year’s double-digit increase. Clearly, our performance at both brands demonstrated strong product acceptance driven by the successful delivery of compelling fashion, excellent quality, outstanding value and an engaging shopping experience, in store and online.”

Fiscal 2012 Second Quarter Results

Total net sales for the second quarter of fiscal 2012 were $594.9 million, compared with net sales of $558.2 million in the second quarter of fiscal 2011. By brand, net sales across all channels of the Ann Taylor brand totaled $233.3 million in the second quarter of 2012, compared with net sales of $217.9 million in the second quarter of 2011. At the LOFT brand, net sales across all channels totaled $361.6 million in the second quarter of 2012, compared with net sales of $340.3 million in the second quarter of 2011.

Total Company comparable sales for the quarter increased 4.7% versus the second quarter of 2011. At Ann Taylor, total brand comparable sales increased 5.6%, reflecting increases of 3.2% at Ann Taylor stores, 29.0% in the Ann Taylor e-commerce channel and 2.1% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales were up 4.2%, reflecting increases of 4.1% at LOFT stores, 14.6% in the LOFT e-commerce channel and 0.3% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, reached a record 55.9%, compared with the 55.0% gross margin rate achieved in the second quarter of 2011. The outstanding gross margin performance in the second quarter of 2012 reflected strong client response to our product and lower promotional activity versus the second quarter of 2011 at both brands.

Selling, general and administrative expenses for the second quarter of 2012 were $279.5 million versus $265.1 million reported in the second quarter of 2011. As a percentage of net sales, selling, general and administrative expenses improved to 47.0% compared to the second quarter 2011 rate of 47.5%. The improved SG&A rate during the second quarter of 2012 primarily reflected fixed cost leveraging resulting from higher net sales, partially offset by expenses associated with our year-over-year store growth and other expenses supporting the expansion of the business.

The Company reported operating income of $52.9 million in the second quarter of 2012, an increase of 27% compared with operating income of $41.7 million in the second quarter of 2011. Net income was $30.7 million in the second quarter of 2012, an increase of 24% versus the $24.8 million reported in the second quarter of 2011. Diluted earnings per share was $0.63, an increase of 34% compared to the $0.47 per diluted share reported in the second quarter of 2011.

The Company ended the quarter with approximately $133 million in cash and cash equivalents, following the repurchase of approximately 1.6 million shares of its stock at a cost of approximately $40 million during the fiscal second quarter of 2012.

Total inventory per square foot, excluding e-commerce, at the end of the fiscal second quarter of 2012 increased 2%, reflecting an 11% increase at Ann Taylor stores, a 2% increase at LOFT stores and a 9% decrease in the factory outlet channel. The increase at Ann Taylor stores reflects earlier receipt of goods in-transit versus last year, without which, inventory per square foot at Ann Taylor stores would have increased by approximately 3%.

During the second quarter of fiscal 2012, the Company opened 17 stores, comprised of three Ann Taylor stores, one Ann Taylor Factory store, seven LOFT stores and six LOFT Outlet stores, and closed two LOFT stores. The total store count at the end of the fiscal second quarter was 962, comprised of 277 Ann Taylor stores, 100 Ann Taylor Factory stores, 505 LOFT stores, and 80 LOFT Outlet stores.

First Half Fiscal 2012 Results

Net sales for the first six months of fiscal 2012 were $1,155.3 million, compared with net sales of $1,081.8 million in the first half of fiscal 2011. By brand, net sales across all channels of the Ann Taylor brand were $445.7 million in the first half of 2012, compared with net sales of $440.8 million in the first half of 2011. At the LOFT brand, net sales across all channels were $709.6 million in the first half of 2012, compared with net sales of $641.1 million in the first half of 2011.

Total Company comparable sales for the first half of 2012 increased 4.3%, on top of an increase of 8.2% in the comparable period of 2011. At Ann Taylor, total brand comparable sales decreased 0.8%, including a decrease of 6.6% at Ann Taylor stores, partially offset by increases of 18.0% in the Ann Taylor e-commerce channel and 1.5% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales increased by 7.5%, including increases of 6.9% at LOFT stores, 22.4% in the LOFT e-commerce channel and 2.5% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 56.2% in the first half of 2012, compared with 56.1% in the first half of 2011.

Selling, general and administrative expenses for the first half of 2012 were $551.5 million, versus $519.2 million in the first half of 2011. As a percentage of net sales, selling, general and administrative expenses improved 30 basis points versus the prior year to 47.7%. The improvement in the SG&A rate primarily reflected fixed cost leveraging resulting from higher net sales, partially offset by expenses associated with our year-over-year store growth and other expenses supporting the expansion of the business.

The Company reported operating income of $98.3 million in the first half of 2012, an increase of 12% compared with operating income of $87.6 million in the first half of 2011. Net income was $59.5 million in the first half of 2012, an increase of 14% versus the $52.1 million reported in the first half of 2011. Diluted earnings per share in the first half of 2012 was $1.21 per diluted share, an increase of 25% over the $0.97 per diluted share reported in the first half of 2011.

Outlook for Fiscal Third-Quarter and Full-Year 2012

For the fiscal third quarter of 2012, the Company expects total net sales to be $600 million, reflecting a total Company comparable sales increase in the mid-single digits. Gross margin rate performance is expected to approach 58.0%. Selling, general and administrative expenses are estimated to approach $290 million.

In terms of the full year, the Company has increased its outlook, as follows:

•	Total net sales for fiscal 2012 are expected to approach $2.385 billion, reflecting a total Company comparable sales increase in the mid-single digits.

•	Gross margin rate performance is expected to be approximately 55%.

•	Total SG&A expenses are expected to approach $1.140 billion.

•	The Company’s effective annual tax rate is expected to be approximately 40%.

•	Capital expenditures are expected to be approximately $160 million.

•

Total weighted average square footage for fiscal 2012 is expected to increase slightly, reflecting the opening of approximately 65 new stores, partially offset by the impact of downsizes at Ann Taylor stores and approximately 30 store closures. The Company expects to have approximately 985 stores at fiscal year-end.

•	The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in the United States. The Company operates 962 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of July 28, 2012, as well as online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

Forward-Looking Statements

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•

the Company’s ability to successfully implement its business transformation initiatives and upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts;

•	the impact of fluctuations in sourcing costs, in particular increases in the costs of raw materials, labor, fuel and transportation;

•	the depressed levels of consumer spending and consumer confidence resulting from the worldwide economic downturn and financial crisis;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•

the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•

the Company’s reliance on third-party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the effect of competitive pressures from other retailers;

•	the effect of continued uncertainty in the global economy on the Company’s liquidity and capital resources;

•

the Company’s dependence on its Louisville distribution center and third-party distribution facilities and transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes by employees of the third-party vendors that it utilizes;

•	the impact on the Company’s stock price relating to the Company’s level of sales and earnings growth;

•

acts of war or terrorism in the United States or worldwide, and the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the Company’s dependence on shopping malls and other retail centers to attract customers;

•	the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	the impact of climate change on the Company’s business.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Six Months Ended July 28, 2012 and July 30, 2011

(unaudited)

Table 1.

	Quarter Ended		Six Months Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
	(in thousands, except per share amounts)
Net sales	$594,872	$558,201	$1,155,283	$1,081,829
Cost of sales	262,471	251,400	505,511	475,076

Gross margin	332,401	306,801	649,772	606,753
Selling, general and administrative expenses	279,456	265,125	551,474	519,158

Operating income	52,945	41,676	98,298	87,595
Interest income	101	98	656	333
Interest expense	485	531	820	811

Income before income taxes	52,561	41,243	98,134	87,117
Income tax provision	21,826	16,451	38,667	35,011

Net income	$30,735	$24,792	$59,467	$52,106

Earnings per share:
Basic earnings per share	$0.64	$0.48	$1.23	$0.99
Weighted average shares outstanding	47,571	51,277	47,747	51,679
Diluted earnings per share	$0.63	$0.47	$1.21	$0.97
Weighted average shares outstanding, assuming dilution	48,118	52,161	48,398	52,625

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

July 28, 2012, January 28, 2012 and July 30, 2011

(unaudited)

Table 2.

	July 28, 2012	January 28, 2012	July 30, 2011
	(in thousands, except share amounts)
Assets
Current assets
Cash and cash equivalents	$132,663	$150,208	$145,178
Accounts receivable	28,074	19,591	29,468
Merchandise inventories	221,634	213,447	213,686
Refundable income taxes	7,765	11,965	26,457
Deferred income taxes	32,122	30,999	25,845
Prepaid expenses and other current assets	65,816	49,107	64,513

Total current assets	488,074	475,317	505,147
Property and equipment, net	374,803	360,890	359,355
Deferred income taxes	29,361	39,134	27,514
Other assets	13,350	12,340	12,348

Total assets	$905,588	$887,681	$904,364

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$97,725	$94,157	$97,501
Accrued salaries and bonus	31,080	16,122	22,094
Current portion of long-term performance compensation	29,750	19,373	17,835
Accrued tenancy	45,258	41,435	43,055
Gift certificates and merchandise credits redeemable	41,518	50,750	38,043
Accrued expenses and other current liabilities	81,293	64,060	70,458

Total current liabilities	326,624	285,897	288,986
Deferred lease costs	158,450	159,435	166,300
Deferred income taxes	1,250	1,320	1,040
Long-term performance compensation, less current portion	20,634	42,122	31,222
Other liabilities	30,455	35,030	22,893
Commitments and contingencies
Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516 shares issued	561	561	561
Additional paid-in capital	811,382	811,707	798,992
Retained earnings	633,724	574,257	539,797
Accumulated other comprehensive loss	(5,123)	(5,318)	(2,301)
Treasury stock, 35,239,186, 33,284,631 and 30,324,921 shares, respectively, at cost	(1,072,369)	(1,017,330)	(943,126)

Total stockholders’ equity	368,175	363,877	393,923

Total liabilities and stockholders’ equity	$905,588	$887,681	$904,364

ANN INC.

Brand Sales and Store Data

For the Quarters and Six Months Ended July 28, 2012 and July 30, 2011

(unaudited)

Table 3.

Sales and Comps

	Quarter Ended
	July 28, 2012		July 30, 2011
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor Stores	$122,593	3.2%	$117,297	0.6%
Ann Taylor e-commerce	29,096	29.0%	22,597	32.0%

Subtotal	151,689	7.8%	139,894	4.7%
Ann Taylor Factory	81,586	2.1%	78,003	6.5%

Total Ann Taylor brand	$233,275	5.6%	$217,897	5.3%

LOFT brand
LOFT Stores	$272,989	4.1%	$260,475	8.6%
LOFT e-commerce	27,500	14.6%	23,867	33.5%

Subtotal	300,489	5.0%	284,342	10.3%
LOFT Outlet	61,108	0.3%	55,962	23.7%

Total LOFT brand	$361,597	4.2%	$340,304	11.0%

Total Company	$594,872	4.7%	$558,201	8.6%

Sales and Comps

	Six Months Ended
	July 28, 2012		July 30, 2011
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor Stores	$232,190	(6.6)%	$242,676	7.0%
Ann Taylor e-commerce	61,710	18.0%	52,058	38.1%

Subtotal	293,900	(1.9)%	294,734	11.5%
Ann Taylor Factory	151,751	1.5%	146,038	7.8%

Total Ann Taylor brand	$445,651	(0.8)%	$440,772	10.2%

LOFT brand
LOFT Stores	$535,377	6.9%	$499,574	3.8%
LOFT e-commerce	63,986	22.4%	52,160	33.1%

Subtotal	599,363	8.4%	551,734	6.0%
LOFT Outlet	110,269	2.5%	89,323	20.0%

Total LOFT brand	$709,632	7.5%	$641,057	6.7%

Total Company	$1,155,283	4.3%	$1,081,829	8.2%

Table 3. (Continued)

Stores and Square Footage

	Quarter Ended
	July 28, 2012		July 30, 2011
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor Stores	277	1,419	272	1,446
Ann Taylor Factory	100	691	97	691

Total Ann Taylor brand	377	2,110	369	2,137

LOFT brand
LOFT Stores	505	2,929	501	2,920
LOFT Outlet	80	555	72	506

Total LOFT brand	585	3,484	573	3,426

Total Company	962	5,594	942	5,563

Number Of:
Stores open at beginning of period	947	5,524	923	5,494
New stores	17	97	24	132
Downsized/expanded stores (2)	—	(16)	—	(36)
Closed stores	(2)	(11)	(5)	(27)

Stores open at end of period	962	5,594	942	5,563

Stores and Square Footage

	Six Months Ended
	July 28, 2012		July 30, 2011
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Number Of:
Stores open at beginning of period	953	5,584	896	5,284
New stores	24	133	56	376
Downsized/expanded stores (3)	—	(41)	—	(40)
Closed stores	(15)	(82)	(10)	(57)

Stores open at end of period	962	5,594	942	5,563

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.
(2)	During the quarter ended July 28, 2012, the Company downsized six Ann Taylor stores and one Ann Taylor Factory store and expanded one Ann Taylor store. During the quarter ended July 30, 2011, the Company downsized six Ann Taylor stores and two Ann Taylor Factory stores.
(3)	During the six months ended July 28, 2012, the Company downsized nine Ann Taylor stores, four Ann Taylor Factory stores, one LOFT store and one LOFT Outlet store and expanded one Ann Taylor store. During the six months ended July 30, 2011, the Company downsized seven Ann Taylor stores and two Ann Taylor Factory stores.